Exhibit 5.1

January 22, 2021

BJ’s Restaurants, Inc.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Ladies and Gentlemen:

We are acting as counsel to BJ’s Restaurants, Inc., a California corporation (the “Company”), in connection with the offering by the Company of up to $25,000,000, of the Company’s common stock, no par value per share (the “Shares”), pursuant to a Registration Statement on Form S-3ASR (File No. 333-237813) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), the prospectus supplement dated January 22, 2021 (the “Prospectus Supplement”), and Amendment No. 1 to the Prospectus Supplement filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus and the Prospectus Supplement, the “Prospectus”). The Shares are to be sold by the Company in accordance with the Distribution Agreement, dated as of January 21, 2021, by and among the Company and J.P. Morgan Securities LLC, as sales agent (the “Distribution Agreement”), as described in the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Articles of Incorporation, as amended, of the Company; (b) the Bylaws, as amended, of the Company; (c) resolutions adopted by the board of directors of the Company or a designated committee thereof (collectively, the “Board”) prior to the filing of the Prospectus Supplement, and (d) the Registration Statement. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

January 22, 2021

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed (i) that the specific sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with California General Corporation Law and (ii) that no more than 1,000,000 Shares will be sold.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares, when issued and paid for in accordance with the Distribution Agreement and as provided in the Prospectus, will be validly issued, fully paid and nonassessable.

We are admitted to practice only in the State of California and express no opinion as to matters governed by any laws other than the laws of the State of California, and the Federal laws of the United States of America.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion (and any prior opinion) as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

/s/ ELKINS KALT WEINTRAUB REUBEN GARTSIDE LLP